UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 20, 2005
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement.

On June 20, 2005, White Mountains Insurance Group, Ltd. (“White Mountains”) announced that it has restructured its relationship with Prospector Partners and John Gillespie, Prospector’s founder and managing member.

Under the revised arrangement, pursuant to an Investment Management Agreement, Prospector will manage White Mountains’ common equity portfolios, currently around $1.2 billion. The annual fee schedule is as follows:  100 basis points on the first $200 million; 50 basis points on the next $200 million; and 15 basis points on amounts over $400 million.  The company’s fixed income and other portfolios will continue to be managed by White Mountains Advisors.

Prospector will also advise White Mountains on matters including capital management, asset allocation, private equity investments and mergers and acquisitions. Pursuant to a Consulting Agreement for those services, White Mountains will pay incentive compensation to Prospector based on the performance of the company and of its total investment portfolio.  For the 2005-2007 performance cycle, Prospector has been granted 7,000 performance shares.  In accordance with the terms of White Mountains’ Long-term Incentive Plan, performance against the targets governing the performance shares will be confirmed by the Compensation Committee of the Board of Directors following the end of 2007 and the number of performance shares actually awarded at that time will range from 0% to 200% of the target number granted.

The revenue sharing arrangement that was established in June 2001, and amended and restated on January 1, 2003, between Prospector and Fund American Companies, Inc. is being terminated.  The provisions of that Amended and Restated Revenue Sharing Agreement that pertain to the founder’s revenue share to which Folksamerica Reinsurance Company is entitled as a result of its founding investment in Prospector made in 1997 shall remain in effect.

John Gillespie will remain a director of White Mountains, but will no longer be Deputy Chairman of the Board.  John Gillespie, Rich Howard, Kevin O’Brien and other current White Mountains Advisors equity professionals will no longer be employees of White Mountains.  Mr. Gillespie has agreed to modify the severance provisions of his Employment Agreement dated June 1, 2001.  The Employment Agreement provided that, in the event of its termination for any reason, Mr. Gillespie would be entitled to the payment of lump-sum severance equal to any portion of his base salary for the year that was not received prior to such termination plus the market value of any outstanding performance shares pro rated based on the achievement of or progression toward the applicable performance criteria for that portion of the performance period that preceded the termination.  Mr. Gillespie has agreed that he shall not receive any severance in connection with the termination of the Employment Agreement, but that instead his performance shares for the 2005-2007 performance cycle shall be canceled without any payment therefor and his performance shares for the 2003-2005 and 2004-2006 performance cycles shall remain outstanding and become subject to the Consulting

Agreement.  In the event the Consulting Agreement is terminated for any reason, Mr. Gillespie would be entitled to receive a payment equal to the market value of any outstanding performance shares for the 2003-2005 and 2004-2006 cycles pro rated for that portion of the performance period that preceded the termination.

These revised arrangements are expected to take effect in July.

The Investment Management Agreement and the Consulting Agreement have been filed herewith as Exhibits 99.1 and 99.2, respectively.  The Amended and Restated Revenue Sharing Agreement among Fund American Companies, Inc., Folksamerica Reinsurance Company and John D. Gillespie dated January 1, 2003 was previously filed as Exhibit 10.26 of White Mountains’ Annual Report on Form 10-K dated December 31, 2004.  The Employment Agreement was previously filed as Exhibit 10(y) of White Mountains’ Annual Report on Form 10-K dated December 31, 2001.

ITEM 1.02                                       Termination of a Material Definitive Agreement.

See Item 1.01 above.

ITEM 5.02                                       Election of Directors; Departure of Directors or Principal Officers; Appointment of Principal Officers.

See Item 1.01 above.

ITEM 9.01                                       Financial Statements and Exhibits

(c)                                Exhibits. The following exhibits are filed herewith:

EXHIBIT INDEX

99.1                        Investment Management Agreement between Prospector Partners, LLC and White Mountains Advisors LLC.

99.2                        Consulting Letter Agreement between Prospector Partners, LLC and White Mountains Advisors LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: June 20, 2005	By:	/s/	J. BRIAN PALMER
J. Brian Palmer Chief Accounting Officer